Exhibit 10.22

DIVX, INC.

SUMMARY OF

2008 CASH BONUS PLAN

General

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Each of: (i) the Chief Executive Officer; (ii) the Executive Vice President, Chief Financial Officer and (iii) the Executive Vice President, Corporate Development and Legal (the “Executives”) of DivX, Inc. (the “Company”) is included in the Company’s 2008 Cash Bonus Plan (the “Plan”).

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The Plan provides for the payment of cash bonuses to the Executives based upon the achievement by the Company of specific 2008 quarterly and annual revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) milestones referred to under the Plan as “Bronze,” “Silver” or “Gold.”

•	Amounts received by Executives under the Plan are separate from any equity-based awards that the Compensation Committee will provide to such Executives.

•	The Board of Directors may change or modify the Plan at any time.

Metrics

•	If the Company achieves the Bronze level on a quarterly or annual basis, each of the Executives will receive quarterly and/or annual bonuses in 2008 equal to up to an aggregate of 100% of base salary.

•	If the Company achieves the Silver level on a quarterly or annual basis, each of the Executives will receive quarterly and/or annual bonuses in 2008 equal to up to an aggregate of 120% of base salary.

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If the Company achieves the Gold level on a quarterly or annual basis, each of the Executives will receive quarterly and/or annual bonuses in 2008 equal to up to an aggregate of 160% to 200% of base salary, depending on the exact amount of revenue received and EBITDA obtained by the Company in 2008.

Bonus Calculations and Payments

•	Annual targets will be divided into seasonally forecast quarterly targets.

•	In order to get the full payout at any level (Bronze, Silver, or Gold), both annual and quarterly targets must be achieved.

•	Payments will be paid in arrears for the prior performance period (whether annually or quarterly) subsequent to the Audit Committee’s approval of financial results.

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Each quarterly target, when and if attained, shall generate one-half of the total eligible percentage calculation and payout, multiplied by one quarter. Thus, if all quarterly targets are achieved, one-half of the total eligible percentage bonus shall be paid on a quarterly basis. If a quarterly target is missed, the eligible bonus payable for such quarter is not eligible for reclamation in future quarters.

•	The annual target(s), if achieved, will lead to the “other” half of the percentage-calculated payout after the close of the year.